Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SEALY CORPORATION

This Amended and Restated Certificate of Incorporation of Sealy Corporation (the “Corporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The original name of the Corporation was The Ohio Mattress Company and it was incorporated on February 29, 1984.  A Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on that date.

ARTICLE ONE

The name of the corporation is Sealy Corporation.

ARTICLE TWO

The registered office and registered agent of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

A.  AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is 250,000,000 shares, consisting of:

1.             50,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); and

2.             200,000,000 shares of Class A Common Stock, par value $.01 per share (“Common Stock”).

                This Amended and Restated Certificate of Incorporation shall become effective on the date of the filing of this Amended and Restated Certificate of Incorporation in accordance with the DGCL (such time of effectiveness, the “Effective Time”).  Upon the Effective Time, each share of Common Stock, par value $0.01 per share, of the Corporation (“Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into 0.7595 of a validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Corporation (“New Common Stock”).

                Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”, whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of shares of the New Common Stock formerly represented by such Old Certificates so surrendered and reclassified under the terms hereof.  From and after the Effective Time, Old Certificates shall represent the applicable number of shares of New Common Stock and the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation.  In lieu of any fraction of a share, the Corporation shall pay to the transfer agent or its nominee (the “Transfer Agent”) as soon as practicable after the Effective Time, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the stock split, the amount equal to the fair market value of the aggregate of all fractional shares otherwise issuable (the “Fractional Share Amount”).  The fair market value shall be determined based upon the price that would be paid by a willing buyer of the assets or shares at issue, in a sale process designed to attract all possible participants and to maximize value.  The determination of fair market value shall be made by the Board of Directors.

After the Effective Time and the receipt of payment by the Corporation of the Fractional Share Amount, the Transfer Agent shall pay to the stockholders entitled to a fraction of a share their pro rata share of the Fractional Share Amount upon surrender of their Old Certificates.  If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates surrendered.  In the event that a holder surrenders Old Certificates after the Effective Time but prior to the date on which the Fractional Share Amount is determined and paid to the Transfer Agent, the Transfer Agent shall carry forward any fractional share of such holder until the Fractional Share Amount is paid to the Transfer Agent.  In the event that the Corporation’s Transfer Agent determines that a holder of Old Certificates has not tendered all of his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange so that the payment for fractional shares to any one person shall not exceed the value of one share.  If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer stamps to the Old Certificate surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable.

B.  PREFERRED STOCK

The board of directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the classification and reclassification of any unissued shares of

Preferred Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.  The stockholders of the Corporation may increase or decrease (but not below the number of shares of any class or classes then outstanding) the number of authorized shares of any such class or classes of stock by the affirmative approval of a majority of the stockholders entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), including by a resolution of such stockholders, and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefore.

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable, including a rate payable in shares of Preferred Stock, and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of capital stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative; the date or dates from which dividends on shares of such series shall be cumulative, the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of capital stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

C.  COMMON STOCK

Except as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

Section 1.               Voting Rights.  Except as otherwise required by applicable law, holders of Common Stock, voting together as if a single class, shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.  Except as otherwise provided by law, the Common Stock, together as if a single class, shall possess full and complete voting power for the election of members of the Board of Directors.

Section 2.               Registration of Transfer.  The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock.  Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.  The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 3.               Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 4.               Notices.  All notices referred to herein shall be in writing, shall be delivered personally or by first Class Mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

Section 5.               Fractional Shares.  In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors, acting by majority vote, is expressly authorized to make, adopt, alter, amend or repeal the by-laws of the Corporation, except as may be otherwise provided in the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.  Election of directors of the Corporation need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this ARTICLE EIGHT shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, Sealy Corporation has caused this certificate to be signed by Kenneth L. Walker, its Senior Vice President, General Counsel and Secretary, this 23rd day of March, 2006.

                                                                                                     /s/ Kenneth L. Walker

                                                                                     By_________________________________________

                                                                                     Senior Vice President, General Counsel and Secretary